EXHIBIT 99.1
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                          [PRIVATEBANCORP, INC. LOGO]

                                                        FOR FURTHER INFORMATION:

                                                          Dennis L. Klaeser, CFO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

For Immediate Release

      PRIVATEBANCORP, INC. (NASDAQ: PVTB) DECLARES TWO-FOR-ONE STOCK SPLIT

                 Appoints Jay Williams to its Board of Directors

         Chicago, April 23, 2004 -- PrivateBancorp, Inc. announced a two-for-one split of the Company's common stock, which will be effected in the form of a stock dividend. Stockholders will receive one share for every one share of PrivateBancorp common stock held on the record date. The stock dividend is payable on May 31, 2004 to stockholders of record as of the close of business on May 17, 2004.

         Following the stock split, PrivateBancorp will have approximately 20.0 million shares issued and outstanding.

         PrivateBancorp also announced that, pursuant to the recommendation of the Board's Nominating and Governance Committee, as previously announced, Jay B. Williams, 52, has been appointed to the boards of directors of PrivateBancorp, Inc. and The PrivateBank and Trust Company, replacing John Gorman, whose resignation was announced on April 19. This appointment brings PrivateBancorp's board membership to 16.

         As previously announced, Mr. Williams will be serving as managing director and chief executive officer of The PrivateBank-Wisconsin, expected to be open by the end of 2004. Mr. Williams was previously president of U.S. Bank Wisconsin, a unit of U.S. Bancorp.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $2.1 billion at March 31, 2004, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebancorp.com

         Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities

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Exchange Act of 1934, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company's loan or investment portfolios, unanticipated difficulties in signing and closing the Corley Financial transaction or unexpected difficulties in integrating or operating the mortgage banking business, unanticipated construction delays relating to our new office to be located in the Palmolive Building, unanticipated delays in regulatory approvals required to open in Wisconsin, unanticipated delays in opening the planned Milwaukee location, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

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